EXHIBIT 16.1

[KPMG LETTERHEAD]

April 27, 2007

Mr. Michael Sachs
Chair of the Audit Committee
New Century Financial Corporation
16633 Ventura Boulevard, 6th Floor
Encino, California 91436-1835

Dear Mr. Sachs:

This is to confirm that the client-auditor relationship between New Century Financial Corporation (Commission File Number 001-32314) and KPMG LLP has ceased.

Very truly yours,

/s/ KPMG LLP

KPMG LLP

cc: Taj Bindra

Stergios Theologides

Chief Accountant, Securities and Exchange Commission